Exhibit 1.2
Form SB-2
Skypath Networks, Inc.

                                ESCROW AGREEMENT


     This ESCROW AGREEMENT ("Agreement"), made and entered into as of __________, 2003, by and among ACAP FINANCIAL, INC., a Utah corporation (the "Underwriter"), Skypath Networks, Inc., a Delaware corporation ("Skypath"), and Irwin Union Bank, a Utah banking corporation (the "Escrow Agent").

                               R E C I T A L S:

     Skypath intends to engage in a registered offering of certain of its securities (the "Offering"), which Offering contemplates total aggregate offering proceeds of up to $2,000,000, (2,000,000 shares at $1.00 per share (the "Shares") pursuant to a registration statement on Form SB-2 ("Registration Statement") filed with the Securities and Exchange Commission.

     SKYPATH has retained the Underwriter, as selling agent for SKYPATH on a best efforts basis, to sell the Shares in the Offering, and the Underwriter has agreed to sell the Shares as SKYPATH's selling agent on a best efforts basis in the Offering, the terms of which relationship are set forth in an Underwriting Agreement between SKYPATH and the Underwriter (the "Underwriting Agreement").

     The Underwriter may enter into agreements with other brokers/dealers (the "Selected Dealers" or individually, the "Selected Dealer") to assist in the sale of the Shares.

     Following the effective date of the Registration Statement ("Effective Date") there will be deposited into an escrow account with Escrow Agent from time to time funds from prospective investors who wish to subscribe for securities offered in connection with the Offering ("Subscribers"), which funds will be held in escrow and distributed in accordance with the terms hereof.

     The Escrow Agent is willing to act as an escrow agent in respect of the Escrow Funds (as hereinafter defined) upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, it is hereby agreed as follows:

     1. Establishment of the Escrow Account. The Underwriter and SKYPATH hereby appoint Escrow Agent to serve as escrow agent for purposes of the Underwriting Agreement, and Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions set forth in this Agreement. On or prior to the date of commencement of the Offering, the parties shall establish an account with the Escrow Agent, which escrow account shall be entitled "Skypath Co. Corporation Escrow Account" (the "Escrow Account"). This

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Agreement is being executed and the Escrow Account is being  established to, and the parties hereto will, comply with SEC Rule 15c2-4.

     2. Escrow Period. The escrow period (the "Escrow Period") shall begin with the commencement of the Offering and shall terminate upon the Closing Date (as defined in Section 5 of this Agreement), or ___________, 2003, whichever first occurs. During the Escrow Period, SKYPATH is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited by the Escrow Agent shall become property of SKYPATH or any other entity, or be subject to the debts of SKYPATH or any other entity.

     4. Deposits into the Escrow Account. Funds received from purchasers by the Underwriter, or Selected Dealers shall be deposited in the Escrow Account in compliance with SEC Rule 15c2-4. All money so deposited in the Escrow Account is hereinafter referred to as the "Escrow Funds". Until termination of this Escrow Agreement, all funds collected by the Underwriter from subscription for the purchase of Shares in the subject offering shall be payable to the Escrow Agent, and deposited promptly with the Escrow Agent, but in any event by 12:00 noon of the next business day after receipt by the Underwriter of such funds. The Underwriter may allow certain selected dealers to assist it in the offering of the Shares, which selected dealers shall similarly deposit with or transmit to the Escrow Agent all funds received on subscription for the Units by noon of the next business day following receipt. The amount transmitted shall include all cash payments received, together with all funds collected on checks honored by the paying bank.

     Concurrently with transmitting funds to the Escrow Agent, the Underwriter shall also deliver to the Escrow Agent a schedule setting forth the name and address of each subscriber whose funds are included in such transmittal, the number of Units subscribed to, and the dollar amount paid. All funds so deposited shall remain the property of the subscriber and shall not be subject to any lien or charges by the Escrow Agent, or judgment or creditors' claims against the Corporation until released to it in the manner hereinafter provided.

     5. Release of Escrow Funds. The Escrow Agent shall pay the Escrow Funds in accordance with the following:

          (a) Provided that the Escrow Agent has received deposits to the Escrow Account totaling at least $500,000 at or before 4:00 p.m., mountain time, on _______, 2004, (within six months from the Effective Date) or on any date prior thereto, that are subsequently collected through normal banking procedures so that the total of the Escrow Funds is $500,000 after collection, the Escrow Funds shall be paid to the Company or as otherwise instructed by the Company, within one (1) business day after the Escrow Agent receives a written release notice (a "Release Notice") signed by an authorized person of the Company; and

          (b) if the Escrow Agent has not received deposits to the Escrow Account totaling at least $500,000 at or before 4:00 p.m., mountain time, on ___________, 2004, (within six months from the Effective Date) that for whatever reason are not subsequently collected through normal banking procedures so that the total of the Escrow Funds is not $500,000, then the Escrow Funds shall be promptly returned to Subscribers.

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          (c) As an additional  consideration  for and as an inducement  for the
     Escrow Agent to act hereunder, it is understood and agreed that, in the event of any disagreement between the parties to this Agreement or among them or any other person(s) resulting in adverse claims and demands being made in connection with or for any money or other property involved in or affected by this Agreement, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the demands of such parties, or any of such parties, so long as such disagreement shall continue. In such event, the Escrow Agent shall make no delivery or other disposition of the Escrow Funds or any part of such Escrow Funds. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to such parties or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of such parties or any of such parties.

          (d) The Escrow Agent shall be entitled to continue to refrain and refuse to deliver or otherwise dispose of the Escrow Account or any part thereof or to otherwise act hereunder, as stated above, unless and until:

               (i) the rights of such parties have been finally sealed by binding arbitration or duly adjudicated in a court having jurisdiction of the parties and the Escrow Account; or

               (ii) the parties have reached an agreement resolving their differences and have notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity satisfactory to the Escrow Agent against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement.

     In the event of a disagreement between such parties as described above, the Escrow Agent shall have the right, in addition to the rights described above and at the option of the Escrow Agent, to tender into the registry or custody of any court having jurisdiction, all money and property comprising the Escrow Account and may take such other legal action as may be appropriate or necessary, in the opinion of the Escrow Agent. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

     6. Closing Date. The "Closing Date" shall be that date specified in the Underwriting Agreement. The Underwriter will notify the Escrow Agent of the Closing Date.

     7. Investment of Escrow Account. The Escrow Agent shall deposit all subscription funds it receives in the Escrow Account, which shall be a non-interest-bearing bank account at Escrow Agent. The Escrow Funds in the Escrow Account shall not be invested.

     The Underwriter and SKYPATH each warrant to and agree with the Escrow Agent that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Escrow Account; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction

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claiming  a  security  interest  in  or  describing,   whether  specifically  or
generally, the Escrow Account; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Account or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Escrow Account.

     8. Compensation of Escrow Agent. The Underwriter shall pay the Escrow Agent a fee for its services hereunder in an amount equal to $___________, which amount shall be paid on the Closing Date. In the event that the Offering is canceled for any reason, the Underwriter shall pay the Escrow Agent its fee within 10 days after all of the Escrow Funds have been refunded to the parties that made payment to the Escrow Account. In addition, the Underwriter agrees to pay to the Escrow Agent its further expenses incurred in connection with this Agreement, including but not limited to the actual cost of legal services in the event the Escrow Agent deems it necessary to retain counsel. Such expenses shall be paid to the Escrow Agent within 30 days following receipt by the Underwriter of a written statement setting forth such expenses. The Underwriter agrees that, in the event any controversy arises under or in connection with this Agreement or the Escrow Account or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow Account, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all costs and expenses associated with such controversy or litigation. No such fee, expenses or any other monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

     9. Duties and Rights of the Escrow Agent. The foregoing agreements and obligations of the Escrow Agent are subject to the following provisions:

          (a) The Escrow Agent's duties hereunder are limited solely to the safekeeping of the Escrow Account and the delivery of the Escrow Account in accordance with the terms of this Agreement and no additional duties or obligations shall be implied hereunder. It is agreed that the duties of the Escrow Agent are only such as herein specifically provided, being purely of a ministerial nature, and the Escrow Agent shall incur no liability whatsoever except for gross negligence or willful misconduct. The Escrow Agent shall have no duty with respect to the Shares.

          (b) The Escrow Agent is authorized to rely on any document believed by the Escrow Agent to be authentic in making any delivery of the Escrow Account or otherwise acting under this Agreement. It shall have no responsibility for the genuineness or the validity of any document or any other item deposited with it, and it shall be fully protected in acting in accordance with this Agreement or instructions received. The Escrow Agent shall in no event incur any liability with respect to any action taken or omitted to be taken in good faith upon advice of legal counsel, which may be counsel to any party hereto, given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder. Escrow Agent shall not be bound in any way by any agreement or contract between the Underwriter and SKYPATH, including the Underwriting Agreement, whether or not the Escrow Agent has knowledge of any such agreement or contract.

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          (c) SKYPATH and the Underwriter  hereby waive any suit, claim,  demand or cause of action of any kind that they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the gross negligence or willful misconduct of the Escrow Agent.

          (d) The Escrow Agent shall have no obligation to take any legal action in connection with this Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any cost, expense, loss or liability unless security and indemnity, as provided in this subsection, shall be furnished.

          The Underwriter and SKYPATH jointly and severally agree to indemnify the Escrow Agent and its officers, directors, employees and agents and save the Escrow Agent and its officers, directors, employees and agents harmless from and against any and all Claims (as hereinafter defined) and Losses (as hereinafter defined) which may be incurred by the Escrow Agent or any of such officers, directors, employees or agents as a result of Claims asserted against the Escrow Agent or any of such officers, directors, employees or agents as a result of or in connection with the Escrow Agent's capacity as such under this Agreement by any person or entity. For the purposes hereof, the term "Claims" shall mean all claims, lawsuits, causes of action or other legal actions and proceedings of whatever nature brought against (whether by way of direct action, counterclaim, cross action or impleader) the Escrow Agent or any such officer, director, employee or agent, even if groundless, false or fraudulent, so long as the claim, lawsuit, cause of action or other legal action or proceeding is alleged or determined, directly or indirectly, to arise out of, result from, relate to or be based upon, in whole or in part: (a) the acts or omissions of the Underwriter and SKYPATH, (b) the appointment of the Escrow Agent as escrow agent under this Agreement, or (c) the performance by the Escrow Agent of its powers and duties under this Agreement; and the term "Losses" shall mean losses, costs, damages, expenses, judgments and liabilities of whatever nature (including but not limited to attorneys', accountants' and other professionals' fees, litigation and court costs and expenses and amounts paid in settlement), directly or indirectly resulting from, arising out of or relating to one or more Claims. Upon the written request of the Escrow Agent or any such officer, director, employee or agent (each referred to hereinafter as an "Indemnified Party"), the Underwriter and SKYPATH jointly and severally agree to assume the investigation and defense of any Claim, including the employment of counsel acceptable to the applicable Indemnified Party and the payment of all expenses related thereto and, notwithstanding any such assumption, the Indemnified Party shall have the right, and the Underwriter and SKYPATH jointly and severally agree to pay the cost and expense thereof, to employ separate counsel with respect to any such Claim and participate in the investigation and defense thereof in the event that such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available

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     to either the  Underwriter or SKYPATH.  The  Underwriter and SKYPATH hereby agree that the indemnifications and protections afforded Escrow Agent in this subsection shall survive the termination of this Agreement.

          (e) In order to induce and as partial consideration for the Escrow Agent's acceptance of this Agreement, the Underwriter and SKYPATH acknowledge that the Escrow Agent is serving as escrow agent for the limited purposes set forth herein and each represent, covenant and warrant to the Escrow Agent that no statement or representation, whether oral or in writing, has been or will be made to any prospective subscribers for any of the Shares to the effect that Escrow Agent has investigated the desirability or advisability of investment in the Shares or approved, endorsed or passed upon the merits of such investment or is otherwise involved in any manner with the transactions or events contemplated in the offering documents for the Shares being used by the Underwriter or SKYPATH other than as the Escrow Agent under this Agreement. It is further agreed that no party shall in any way use the name "Irwin Union Bank" in any sales presentation or literature except in the context of the duties of the Escrow Agent as escrow agent of the offering of the Shares in the strictest sense. Any breach or violation of this subsection shall be grounds for immediate termination of the Agreement by the Escrow Agent.

          Without limitation to any release, indemnification or hold harmless provision in favor of the Escrow Agent as elsewhere provided in this Agreement, the Underwriter and SKYPATH jointly and severally covenant and agree to indemnify the Escrow Agent and its officers, directors, employees and agents and to hold the Escrow Agent and such officers, directors, employees and agents harmless from and against all liability, cost, losses and expenses, including but not limited to attorneys' fees and expenses which are suffered or incurred by the Escrow Agent or any such officer, director, employee or agent as a direct or indirect result of the threat or the commencement of any claim or proceeding against the Escrow Agent or any such officer, director, employee or agent based in whole or in part upon the allegation of a misrepresentation or an omission of a material or significant fact in connection with the sale or subscription of any one or more of the Shares. The Escrow Agent shall have no responsibility for approving or accepting on behalf of the Underwriter or SKYPATH any proceeds delivered to it hereunder, nor shall Escrow Agent be responsible for authorizing issuance of the Shares or for determining the qualification of any purchaser or the accuracy of the information contained in any offering documents for the Shares being used by the Underwriter or SKYPATH.

          (f) The Escrow Agent may resign at any time from its obligations under this Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice which shall be no earlier than 30 days after such written notice has been given. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of a court of competent jurisdiction all assets then held by it hereunder and shall thereupon be relieved of all further duties and obligations under this Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

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          (g) The Escrow Agent will not be responsible  for tax reporting of any income on the Escrow Account.

     10. Notices. All notices given hereunder will be in writing, served by registered or certified mail, return receipt requested, postage prepaid, or by hand-delivery, to the parties at the following addresses:

                  To SKYPATH:

                  Skypath Networks, Inc.
                  300 Metro Center Boulevard, Suite 150A
                  Warwick, RI 02886
                  Attention:  David R. Paolo
                  Telephone:  (401) 921-1200
                  Facsimile:   (401) 921-0700

                  To the Underwriter:

                  ACAP Financial, Inc.
                  47 West 200 South, Suite 101
                  Salt Lake City, Utah 84101
                  Attn: Kirk Ferguson
                  Telephone:  (801) 364-6650
                  Facsimile:  (801) 364-6657

                  To the Escrow Agent:

                  Irwin Union Bank
                  224 South 200 West, Suite 100
                  Salt Lake City, UT 84101
                  Attention:____________________
                  Telephone:  (801) 532-3033

     10. Miscellaneous.

          (a) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          (b) If any provision of this Agreement shall be held invalid by any court of competent jurisdiction, such holding shall not invalidate any other provision hereof.

          (c) This Agreement shall be governed by the applicable laws of the State of Utah.

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          (d) This Agreement may not be modified except in writing signed by the parties hereto.

          (e) All demands, notices, approvals, consents, requests and other communications hereunder shall be given in the manner provided in this Agreement.

          (f) This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

          (g) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous writings, understandings, agreements, solicitation documents and representations, express or implied. By execution of this Agreement, the Escrow Agent shall not be deemed or considered to be a party to any other document, including the Underwriting Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names, all as of the date first above written.

                  ACAP FINANCIAL, INC.


                  By:__________________________________________
                        Kirk Ferguson
                        President

                  SKYPATH NETWORKS, INC.

                  By:__________________________________________
                        David R. Paolo
                        Chief Executive Officer

                  IRWIN UNION BANK


                  By:__________________________________________
                        _________________________________
                        Trust Officer









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